UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 21, 2007
Date of Report (Date of earliest event reported)

WORLDSTAR ENERGY, CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-27229	88-0409163
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

65-468 Seymour Street
Vancouver, BC	V6B 3H1
(Address of principal executive offices)	(Zip Code)

604-434-5256
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

TABLE OF CONTENTS

Item	Description
8.01	Other Events
9.01	Financial Statements and Exhibits

SECTION 8 – OTHER EVENTS

Item 8.01 Other Events

On February 21, 2007, Worldstar Energy, Corp. (the “Company”) issued a news release announcing that it has closed a US$5.5 million financing pursuant to its recently announced acquisition of a 51% indirect interest in 50 mineral licenses in Mongolia. Completion of the financing was one of the key conditions of closing the acquisition transaction

The Company is negotiating a put–call option in respect of 48% of the interest in the 50 mineral licenses not acquired under the Feb 12 Stock Purchase Agreement. Under the proposed put/call the Company can acquire the balance of the 48% for an approximately 28 million additional common shares.

The Company also announced that it has reached agreements in principle to secure an additional private placement financing of US$10 million at a price of US$2.50 per share to fund its summer 2007 exploration programs. Completion of this placement is subject to negotiation and execution of definitive agreements and is targeted to complete in the second quarter.

Notice Pursuant to Rule 135c Under the Securities Act of 1933, as amended (the “Securities Act”)

The securities referred to herein have not been, and will not be, offered nor issued to any person in the United States or to any US person (as defined in Rule 902 of Regulation S under the Securities Act) and this information is not intended to constitute an offer of securities for sale in the United States or to any U.S. person. The securities referred to have not been, and will not be, registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS Item 9.01 Financial Statements and Exhibits (d) Exhibits.

Exhibit
Number	Description of Exhibit

99.1	Press Release of the Company dated February 21, 2007.

SIGNATURES

Pursuant to the requirements of the Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLDSTAR ENERGY CORP.

Date:	February 21, 2007	By:	/s/ Michael Kinley
Michael Kinley
Chief Financial Officer